Exhibit 99.1

Airgain® Reports Fourth Quarter and Full Year 2022 Financial Results

San Diego, CA, March 9, 2023 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of wireless connectivity solutions that creates and delivers embedded components, external antennas, and integrated systems across the globe, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“Fourth quarter was another record sales quarter at $19.9 million, up 4% sequentially and 41% year-over-year, bringing our fiscal year sales to $75.9 million. This annual sales milestone reflects an 18% year-over-year increase driven by solid contribution from our enterprise market,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “While we are experiencing near-term headwinds, we are optimistic about our long-term growth prospects, and we remain focused on increasing our technology leadership and expanding our target markets.”

Fourth Quarter 2022 Financial Highlights

GAAP

•
Sales of $19.9 million
•
GAAP gross margin of 29.6%
•
GAAP operating expenses of $9.2 million
•
GAAP net loss of $3.2 million or $(0.31) per share

Non-GAAP

•
Non-GAAP gross margin of 30.5%
•
Non-GAAP operating expenses of $7.2 million
•
Non-GAAP net loss of $1.1 million or $(0.11) per share
•
Adjusted EBITDA of $(0.9) million

Fourth Quarter 2022 Financial Results

Sales for the fourth quarter of 2022 were $19.9 million, of which $10.0 million was generated from the enterprise market, $3.4 million from the automotive market and $6.5 million from the consumer market. Sales increased by 3.6%, or $0.7 million in the fourth quarter of 2022 compared to $19.2 million in the third quarter of 2022. Enterprise product sales increased from the third quarter of 2022 by $3.2 million driven by higher enterprise WiFi and industrial IoT product sales. Automotive sales decreased $1.7 million from the third quarter of 2022 on lower aftermarket sales. Consumer sales declined $0.8 million from the third quarter of 2022. Sales for the fourth quarter of 2022 increased by 40.6%, or $5.7 million from $14.1 million in the same year-ago period primarily due to increased sales of $4.0 million from the consumer market and $1.8 million from the enterprise market, offset by decreased sales of $0.1 million from the automotive market.

GAAP gross profit for the fourth quarter of 2022 was $5.9 million compared to $7.4 million for the third quarter of 2022 and $4.9 million in the same year-ago period. Non-GAAP gross profit for the fourth quarter of 2022 was $6.1 million, compared to $7.6 million for the third quarter of 2022 and $5.0 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the fourth quarter of 2022 was 29.6%, compared to 38.8% for the third quarter of 2022 and 34.4% in the same year-ago period. The decrease in gross margin compared to the third quarter of 2022 was primarily due to an inventory charge related to the AirgainConnect HPUE product, an unfavorable change in sales mix, and a lower Enterprise margin. The decrease in gross margin for the fourth quarter of 2022 compared to the same year-ago period was primarily due the inventory charge related to the HPUE product partially offset by a favorable change in sales mix. Non-GAAP gross margin for the fourth quarter of 2022 was 30.5% compared to 39.4% for the third quarter of 2022 and 35.1% in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the fourth quarter of 2022 were $9.2 million, compared to $8.7 million for the third quarter of 2022 and $9.3 million in the same year-ago period. Operating expenses were higher for the fourth quarter of 2022 compared to the third quarter of 2022 due to higher professional services. Non-GAAP operating expenses for the fourth quarter of 2022 were $7.2 million compared to $7.0 million in the third quarter of 2022 and $7.2 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the fourth quarter of 2022 was $3.2 million or $(0.31) per share (based on 10.2 million shares), compared to $1.3 million or $(0.13) per share (based on 10.2 million shares) for the third quarter of 2022 and a net loss of $4.6 million or $(0.46) per share (based on 10.1 million shares) in the same year-ago period. The increase in net loss compared to the third quarter of 2022 was due to lower gross profit and higher operating expenses. Non-GAAP net loss for the fourth quarter of 2022 was $1.1 million or $(0.11) per share (based on 10.2 million shares), compared to a net income of $0.6 million or $0.06 per share (based on 10.5 million diluted shares) for the third quarter of 2022 and a non-GAAP net loss of $2.3 million or $(0.23) per share (based on 10.1 million shares) for the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2022 was $(0.9) million, compared to $0.8 million for the third quarter of 2022 and ($2.1) million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Full Year 2022 Financial Highlights

GAAP

•
Sales of $75.9 million
•
GAAP gross margin of 36.9%
•
GAAP operating expense of $36.6 million
•
GAAP net loss of $8.7 million or $(0.85) per share

Non-GAAP

•
Non-GAAP gross margin of 37.6%
•
Non-GAAP operating expense of $29.1 million
•
Non-GAAP net loss of $0.6 million or $(0.06) per share
•
Adjusted EBITDA of $0.1 million

Full Year 2022 Financial Results

Sales for the full year of 2022 were $75.9 million, of which $34.5 million was generated from the enterprise market, $15.6 million from the automotive market $25.8 million from the consumer market. Sales increased by 18.1%, or $11.6 million for the full year of 2022 compared to $64.3 million in 2021. Enterprise product sales increased $7.1 million from $27.4 million in 2021 driven by higher enterprise WiFi and industrial IoT product sales. Automotive sales increased $5.0 million, from $10.6 million in 2021 driven by higher aftermarket sales.

Consumer sales declined by $0.5 million from $26.3 million in 2021 primarily due to weakness from the global supply shortage impacting our customers' product sales.

GAAP gross profit for the full year of 2022 was $28.0 million compared to $24.6 million in 2021. Non-GAAP gross profit for the full year of 2022 was $28.5 million compared to $25.3 million in 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the full year of 2022 was 36.9%, compared to 38.3% in 2021. The decrease in gross margin was primarily due to unfavorable year-over-year sales mix, an inventory charge in the fourth quarter of 2022 related to the AirgainConnect HPUE product, partially offset by an inventory step-up taken in the first quarter of 2021 associated with the NimbeLink acquisition. Non-GAAP gross margin for the full year of 2022 was 37.6%, compared to 39.4% in 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the full year of 2022 were $36.6 million, compared to $36.7 million in 2021. The lower operating expenses were primarily due to the change in fair value of contingent consideration of $2.0 million related to the NimbeLink acquisition in 2021, offset by higher people costs, product development expenses, tradeshow and advertising costs and professional services. Non-GAAP operating expense for the full year of 2022 was $29.1 million, compared to $27.8 million in 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the full year of 2022 was $8.7 million or $(0.85) per share (based on 10.2 million shares), compared to $10.1 million or $(1.01) per share (based on 10.0 million shares) in 2021. The reduction in net loss was primarily due to an increase of $3.4 million in gross profit and partially offset by an increase in income tax provision of $2.1 million. Non-GAAP net loss for the full year of 2022 was $0.6 million or $(0.06) per share (based on 10.2 million shares), compared to $2.5 million or $(0.25) per share (based on 10.0 million diluted shares) in 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2022 was $0.1 million, compared to $(2.0) million in 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Quarter 2023 Financial Outlook

GAAP

•
Sales are expected to be in the range of $15.7 million to $17.3 million, or $16.5 million at the midpoint
•
GAAP gross margin is expected to be in the range of 36.7% to 39.7%
•
GAAP operating expense is expected to be approximately $9.2 million
•
GAAP net loss per share is expected to be $0.28 at midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 37.5% to 40.5%
•
Non-GAAP operating expense is expected to be approximately $7.0 million
•
Non-GAAP net loss per share is expected to be $0.06 at midpoint
•
Adjusted EBITDA is expected to be $(0.4) million at midpoint

Our financial outlook for the three months ending March 31, 2023, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today Thursday, March 9, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the fourth quarter and full year ended December 31, 2022.

Airgain management will host the presentation, followed by a question and answer period.

Date: Thursday, March 9, 2023

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

Dial-In: (877) 407-2988 or +1 (201) 389-0923

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at www.airgain.com.

For webcast access, please follow the below web address below to register for the conference call.

Registration: https://event.choruscall.com/mediaframe/webcast.html?webcastid=teqTtvJe

A replay of the webcast will be available via the registration link after 8:00 p.m. Eastern Time on the same day until March 9, 2024.

About Airgain, Inc.

Airgain is a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Airgain's mission is to connect the world through optimized integrated wireless solutions. Combining design-led thinking with testing and development, Airgain's technologies are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Through its pedigree in the design, integration, and testing of high-performance embedded antenna technology, Airgain has become a leading provider of integrated communications products that solve critical connectivity needs. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain, AirgainConnect and the Airgain logo are trademarks or registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our first quarter and full year 2023 financial outlook and demand for our products and prospects for future growth across our markets. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customer's ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, including competition from the customers to whom we sell, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; the COVID-19 pandemic and rising interest rates and inflation may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; the overall global supply shortage and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general

U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and we rely on channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform, could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense; depreciation and/or amortization; change in the fair value of contingent consideration, acquisition-related expenses, amortization of inventory step-up and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, change in the fair value of contingent consideration and acquisition-related expenses. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, amortization of inventory step-up and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

Airgain, Inc.

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gatewayir.com

Airgain, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$11,903	$14,511
Trade accounts receivable, net	8,741	10,757
Inventories	4,226	8,949
Prepaid expenses and other current assets	2,284	1,272
Total current assets	27,154	35,489
Property and equipment, net	2,765	2,698
Leased right-of-use assets	2,217	2,777
Goodwill	10,845	10,845
Intangible assets, net	11,203	14,229
Other assets	216	352
Total assets	$54,400	$66,390
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,507	$5,474
Accrued compensation	2,874	2,013
Accrued liabilities and other	2,615	2,833
Short-term lease liabilities	904	841
Deferred purchase price liabilities	-	8,726
Total current liabilities	12,900	19,887
Deferred tax liability	139	109
Other long-term lease liability	—	—
Long-term lease liabilities	1,536	2,221
Total liabilities	14,575	22,217
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 10,767 shares issued and 10,226 shares outstanding at December 31, 2022; and 10,638 shares issued and 10,097 shares outstanding at December 31, 2021	111,282	106,971
Treasury stock, at cost: 541 shares at December 31, 2022 and 2021	(5,364)	(5,364)
Accumulated deficit	(66,093)	(57,434)
Total stockholders’ equity	39,825	44,173
Total liabilities and stockholders’ equity	$54,400	$66,390

Airgain, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Sales	$19,889	$19,198	$14,144	$75,895	$64,273
Cost of goods sold	14,009	11,755	9,279	47,923	39,666
Gross profit	5,880	7,443	4,865	27,972	24,607
Operating expenses:
Research and development	2,240	2,901	2,790	11,345	10,920
Sales and marketing	2,623	2,808	2,797	11,174	10,209
General and administrative	4,294	2,998	3,361	14,033	13,562
Change in fair value of contingent consideration	—	—	380	—	2,040
Total operating expenses	9,157	8,707	9,328	36,552	36,731
Loss from operations	(3,277)	(1,264)	(4,463)	(8,580)	(12,124)
Other expense (income):
Interest income, net	(26)	(26)	(5)	(63)	(26)
Other expense	16	9	23	58	38
Total other (income) expense	(10)	(17)	18	(5)	12
Loss before income taxes	(3,267)	(1,247)	(4,481)	(8,575)	(12,136)
Provision (benefit) for income taxes	(47)	52	165	84	(2,049)
Net loss	$(3,220)	$(1,299)	$(4,646)	$(8,659)	$(10,087)
Net loss per share:
Basic	$(0.31)	$(0.13)	$(0.46)	$(0.85)	$(1.01)
Diluted	$(0.31)	$(0.13)	$(0.46)	$(0.85)	$(1.01)
Weighted average shares used in calculating loss per share:
Basic	10,225	10,210	10,121	10,190	10,019
Diluted	10,225	10,210	10,121	10,190	10,019

Airgain, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(8,659)	$(10,087)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	675	546
Loss on disposal of property and equipment	4	21
Amortization of intangible assets	3,026	3,004
Stock-based compensation	4,978	4,049
Change in fair value of contingent consideration	—	2,040
Deferred tax liability	30	(2,279)
Trade accounts receivable	2,015	(4,848)
Inventories	4,723	(6,261)
Prepaid expenses and other current assets	(1,012)	371
Other assets	137	50
Accounts payable	1,037	1,817
Accrued compensation	(35)	(781)
Accrued liabilities and other	(370)	1,214
Payments of contingent consideration fair value changes	(2,040)	—
Lease liabilities	(63)	(26)
Net cash provided by (used in) operating activities	4,446	(11,170)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(14,185)
Purchases of property and equipment	(763)	(736)
Proceeds from sale of equipment	13	—
Net cash used in investing activities	(750)	(14,921)
Cash flows from financing activities:
Cash paid for business acquisition contingent consideration	(6,532)	—
Repurchases of common stock	—	(97)
Issuance of common stock, net	228	2,526
Net cash (used in) provided by financing activities	(6,304)	2,429
Net decrease in cash, cash equivalents and restricted cash	(2,608)	(23,662)
Cash, cash equivalents, and restricted cash; beginning of period	14,686	38,348
Cash, cash equivalents, and restricted cash; end of period	$12,078	$14,686

Supplemental disclosure of cash flow information:
Taxes paid	$197	$153
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets recorded upon adoption of ASC 842	$—	$3,199
Leased liabilities recorded upon adoption of ASC 842	$—	$3,519

Cash and cash equivalents and restricted cash	$11,903	$14,511
Restricted cash included in other assets	175	$175
Total cash, cash equivalents, and restricted cash	$12,078	$14,686

Airgain, Inc.

Sales by Target Market

(in thousands)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
Target Market	2022	2022	2021	2022	2021
Consumer	$6,438	$7,334	$2,475	$25,793	$26,275
Enterprise	10,015	6,747	8,148	34,533	27,379
Automotive	3,436	5,117	3,521	15,569	10,619
Total sales	$19,889	$19,198	$14,144	$75,895	$64,273

Airgain, Inc.

Stock-Based Compensation Expense by Department

(in thousands)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Cost of goods sold	$98	$36	$—	$181	$3
Research and development	268	255	186	1,056	777
Sales and marketing	339	273	261	1,195	919
General and administrative	698	556	598	2,546	2,350
Total stock-based compensation expense	$1,403	$1,120	$1,045	$4,978	$4,049

Airgain, Inc. (in thousands) (unaudited)

Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Gross profit	$5,880	$7,443	$4,865	$27,972	$24,607
Stock-based compensation	98	36	—	181	3
Amortization of intangible assets	89	89	93	355	369
Amortization of inventory step-up	—	—	—	—	352
Non-GAAP gross profit	$6,067	$7,568	$4,958	$28,508	$25,331

Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Gross margin	29.6%	38.8%	34.4%	36.9%	38.3%
Stock-based compensation	0.5%	0.2%	0.0%	0.2%	0.0%
Amortization of intangible assets	0.4%	0.4%	0.7%	0.5%	0.6%
Amortization of inventory step-up	0.0%	0.0%	0.0%	0.0%	0.5%
Non-GAAP gross margin	30.5%	39.4%	35.1%	37.6%	39.4%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Operating expenses	$9,157	$8,707	$9,328	$36,552	$36,731
Stock-based compensation expense	(1,305)	(1,084)	(1,045)	(4,797)	(4,046)
Amortization of intangible assets	(668)	(668)	(663)	(2,671)	(2,635)
Change in fair value of contingent consideration	—	—	(380)	—	(2,040)
Acquisition-related expenses	—	—	—	—	(189)
Non-GAAP operating expenses	$7,184	$6,955	$7,240	$29,084	$27,821

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Net loss	$(3,220)	$(1,299)	$(4,646)	$(8,659)	$(10,087)
Stock-based compensation expense	1,403	1,120	1,045	4,978	4,049
Amortization of intangible assets	757	755	756	3,026	3,004
Change in fair value of contingent consideration	—	—	380	—	2,040
Acquisition-related expenses	—	—	—	—	189
Amortization of inventory step-up	—	—	—	—	352
Other (income) expense	(12)	(15)	16	(11)	(5)
Provision (benefit) for income taxes	(50)	52	165	84	(2,049)
Non-GAAP net (loss) income attributable to common stockholders	$(1,122)	$613	$(2,284)	$(582)	$(2,507)

Non-GAAP net (loss) income per share:
Basic	$(0.11)	$0.06	$(0.23)	$(0.06)	$(0.25)
Diluted	$(0.11)	$0.06	$(0.23)	$(0.06)	$(0.25)
Weighted average shares used in calculating non-GAAP net (loss) income per share:
Basic	10,225	10,210	10,121	10,190	10,019
Diluted	10,225	10,524	10,121	10,190	10,019

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2022	2022	2021	2022	2021
Net loss	$(3,220)	$(1,299)	$(4,646)	$(8,659)	$(10,087)
Stock-based compensation expense	1,403	1,120	1,045	4,978	4,049
Depreciation and amortization	930	921	913	3,701	3,550
Change in fair value of contingent consideration	—	—	380	—	2,040
Amortization of inventory step-up	—	—	—	—	352
Acquisition-related expenses	—	—	—	—	189
Other (income) expense	(12)	(15)	16	(11)	(5)
Provision (benefit) for income taxes	(50)	52	165	84	(2,049)
Adjusted EBITDA	$(949)	$779	$(2,127)	$93	$(1,961)

Q1-2023 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and to Adjusted EBITDA
For the Three Months Ended March 31, 2023
(in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	38.2%	GAAP operating expenses	$9.17
Stock-based compensation	0.3%	Stock-based compensation	(1.48)
Amortization	0.5%	Amortization	(0.65)
Restructuring	0.0%	Restructuring	—
Non-GAAP gross margin	39.0%	Non-GAAP operating expenses	$7.04

Net Loss Reconciliation		Net Loss per Share Reconciliation(1):
GAAP net loss	$(2.90)	GAAP net loss per share	$(0.28)
Stock-based compensation	1.52	Stock-based compensation	0.15
Amortization	0.74	Amortization	0.07
Restructuring	—	Restructuring	—
Interest income, net	(0.01)	Interest income, net	—
Provision for income taxes	0.04	Provision for income taxes	—
Non-GAAP net loss	$(0.61)	Non-GAAP net loss per share	$(0.06)

Adjusted EBITDA Reconciliation
GAAP net loss	$(2.90)
Stock-based compensation	1.52
Depreciation and amortization	0.94
Restructuring	-
Interest income, net	-
Provision for income taxes	-
Adjusted EBITDA	$(0.44)

(1) Amounts are based on 10.2 million weighted average shares outstanding.